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TELETECH HOLDINGS, INC.
1700 Lincoln Street, Suite 1400
Denver, Colorado  80203

James B. Kaufman
Senior Vice President, General Counsel
and Secretary

September 29, 2000

TELETECH HOLDINGS, INC.
1700 Lincoln Street, Suite 1400
Denver, Colorado  80203

Ladies and Gentlemen:

I refer to the Form S-8 Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed by TeleTech Holdings, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on October 2, 2000. The Registration Statement covers 5,200,000 shares of $.01 par value per share Common Stock of the Company (the "Shares") which may be issued from time to time in connection with the TeleTech Holdings, Inc. Employee Stock Purchase Plan, as amended and restated, and the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan, as amended and restated (the "Plans").

I have made such legal and factual examinations and inquiries as I have deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Shares. Based on my examination and inquiries, it is my opinion that the Shares, upon issuance thereof in accordance with the terms of the Plans will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ James B. Kaufman
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James B. Kaufman